EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52384 and 333-50276 on Form S-8 of Central Valley Community Bancorp of our report dated  February 7, 2005, appearing in this Annual Report on Form 10-KSB of Central Valley Community Bancorp for the year ended December 31, 2004.

/s/ Perry-Smith LLP

Sacramento, California

March 17, 2005